ITEM 10.1  Employment Agreement with Roberto Veitia, President and CEO


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EX10.1

Employment Agreement with Roberto Veitia

                              EMPLOYMENT AGREEMENT

THIS AGREEMENT made this 12 day of January , 1998 by and between ROBERTO E. VEITIA (hereinafter referred to as the "Employee") and STRATCOMM MEDIA, USA, a Florida corporation (hereinafter referred to as the "Company").

                                R E C I T A L S


    WHEREAS, the Company has employed and continues to employ Employee, who likewise wishes to continue his employment with the Company, under the terms and conditions set forth below; and,

    WHEREAS, THE Employee hereby acknowledges that he has received, and will continue to receive, from the Company extraordinary and specialized training in the field of public relations and marketing of publicly traded companies; and,

    WHEREAS, the Company has, through time, effort and expense, developed and established, and continues to develop and establish, its business with clients, prospective clients and a Special Broker Network in a business territory identified herein; and,

    WHEREAS, the Employee wishes to assure the Company that he will not terminate his employment and solicit business that would otherwise go to the Company from the Company's clients, prospective clients, and/or the Company's Special Broker Network, or otherwise compete with the Company in its business territory as set forth herein; and,

WHEREAS, the parties recognize that the Company has a property interest in the names, addresses, and telephone numbers of subscribers to its publications, clients (both current and prospective), and other names maintained in the Company's master file of addresses (hereinafter collectively referred to as "Company Data Base"). The Company Date Base, as well as the Company's Special Broker Network, have been developed through the expenditure of significant resources by the Company. The Company Data Base and the Broker Network represent assets of the Company which the Company desires to protect from disclosure to competitors and from uses not authorized by the Company. The Employee hereby recognizes and agrees that the Company Data Base and the Broker Network are property rights of the Company; and WHEREAS, the Company has revealed and made available, and will continue to make available, to the Employee, the Company Data Base, the Company's Special Broker Network, and the names and addresses of clients (both current and prospective), as part of the sale or offer of the

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Company's product and to facilitate the sale and offer of the Company's product, and the Company wishes to protect its proprietary value in the confidentiality of such, its Data Base, Special Broker Network and client base; and

WHEREAS, the Company wishes to protect its clients, its Special Broker Network, its confidential and proprietary information and its business territory;

NOW, THERFORE, in consideration of the mutual covenants and promises of the parties hereto, and as an inducement to the Company for agreeing to continue the employment of Employment and as a condition of said employment, and for the additional consideration specifically set forth in paragraph 12 below, the Employee and Company agree as follows:

                        Incorporation of Recitals

1. All recitals set forth above are incorporated herein as if set out fully.

                             Work Of Employee

    2. Employee agrees to continue devoting his full work time and efforts for and on behalf of the Company, as directed by management of the Company.

                            Compensation Of Employee

    3. For all services and efforts rendered by Employee to Company, Company will continue Employee's employment at the compensation rate of $5,000 per month, together with a 10% "Finder's Fee" encompassing 10% of the proceeds from clients which Employee brings to the Company. Said 10% Finder's Fee will be due and payable by Company to Employee within five (5) business days subsequent to the receipt by Company of full payment from any such client pursuant to such client's contract with Company.

                  Employee will also be eligible to receive bonuses at the discretion of management of the Company.

                  The Company will pay reasonable attorney's fees for or related to Employee in the event that Employee, due to Employee's work for or on behalf of the Company, is or becomes a party to or involved in any legal proceeding related to such work. The Employee may select the attorney or attorneys of his choice. This provision applies even if Employee's employment is or has been terminated, and whether such termination is or was voluntary or involuntary.

              The Company reserves the right to amend the compensation structure set forth above from time to time as the management of the Company shall determine.

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              Employee  will also be eligible for four (4) weeks  vacation  time per year and allowed to participate in employee benefits as the same are authorized by the Company and made available to other employees. The Company reserves the right to modify or amend its benefit policies and procedures from time to time in its sole discretion.

                           Covenants With Respect To Information
                              And Documents Of The Company

         4. Employee acknowledges that he has received, and will continue to receive, from the Company, access to the Company's Data Base, the Company's
Special Broker Network, the Company's client list (both current and prospective), data, figures, sales figures, prices, customer names, customer addresses and telephone numbers, brokers' names, addresses and telephone numbers and other confidential and proprietary information of the Company. Employee hereby acknowledges and agrees that such information is made available to him on the express condition that he is prohibited from appropriating such information for his personal use, the use of any others besides the Company, or any other uses not authorized by the Company in writing. Employee agrees that he will not rent, sell, lend, give, exchange, or otherwise appropriate the Company information set forth above without the prior written approval of the Company.

                            Covenant Not To Interfere

         5. Employee agrees that he will not interfere with the business relationships of the Company with its subscribers, customers, clients, and brokers who are part of the Company's Special Broker Network.

                   Covenant Regarding Non-Solicitation Of Customers

         6. Employee agrees that at no time will the Employee, for himself or on behalf of any person, firm, partnership or corporation, other that the Company, directly or indirectly, call upon, communicate with, or solicit any subscribers, customers, or clients of the Company, or brokers who are part of the Company's Special Broker Network, for the purpose of soliciting or obtaining any business whatsoever. Employee further agrees that he will not, in any way, directly or indirectly, for himself or on behalf of, or in conjunction with, any other person, firm, partnership or corporation, solicit, divert or take away from Company any subscribers, customers, clients, or brokers of the Company's Special Broker Network.

7. Employee agrees that he will not, during the term of his employment and for a continuous period of two years after the termination of such employment, whether terminated voluntarily or involuntarily, attempt to entice, solicit, or persuade any employee, agent, officer, or representative of Company to leave the employ of Company, or otherwise to diminish their work on behalf of Company.

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                         Duty To Return Company Property

8. Employee acknowledges and agrees that he has no right to the Company Data Base, the Company's Special Broker Network, the Company's client list (either current or prospective) and that he has no right to remove any names, addresses, telephone numbers and information from the same. Employee agrees that upon his termination from Company, whether the same is voluntary or involuntary, he will immediately return to the Company all records, documents, information, lists, databases, networks, and any other information, materials or records of, or pertaining to, the Company which he may have in his possession or control which are not owned by the Employee.

                                 Covenant Not To Compete

9. The employee acknowledges that he has become, and will continue to be, privy to certain information, trade secrets, methods of operation, client names, addresses and telephone numbers (both current and prospective), names, addresses and telephone numbers of the Company's Special Broker Network, and the Company Data Base, and that such are all valuable, special and unique assets of the Company. Additionally, Employee acknowledges that he has received, and will continue to receive, extraordinary and specialized training from the Company in the field of public relations and marketing of publicly traded companies. Employee agrees that during the term of his employment by Company and for two continuous years after his termination from the Company, whether such termination is voluntary or involuntary, he shall not, in any way, be a shareholder, partner, officer, director, consultant, independent contractor or employee of, or have any financial interest in, or become involved or participate in any public relations or marketing of publicly traded companies and their components, or receive any remuneration or other consideration from or with any business, person, corporation, partnership, or any other entity whatsoever, which is involved in any way in the field of public relations or marketing of publicly traded companies within the business territory described below.

              The Employee understands and acknowledges that, by virtue of the Company's business and the location of the Company's clients throughout Asia, Canada, South America, North America, and Europe, that the geographic territory of the Company's business is the entire world. The Employee thus agrees that he will not engage in any business in any way involved with the public relations or marketing of publicly traded companies set forth above, other than for or on behalf of the Company, anywhere in the world during the term of his employment and for a period of two continuous years subsequent to this termination, whether voluntary or involuntary, from the Company.

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                        Terms Of Agreement and Covenants

         10. This Agreement, and the covenants contained therein, shall be binding on Employee during the term of his employment by the Company and for two continuous years immediately following his termination of employment, whether terminated voluntarily or involuntarily. The Company is entitled to have this Agreement in effect for two continuous years following the Employee's termination without interruption by virtue of, and exclusive of, any period of violation or any period of litigation or judicial action necessary to enforce the terms of this Agreement.

                     Injunctive Relief Available To Company

         11. The Employee acknowledges that a violation of any of the covenants on his part contained herein would cause irreparable injury to Company, and Employee thus agrees that Company shall, in addition to any other rights and remedies available to it at law, or otherwise, be entitled to injunctive relief for the purpose of enjoining and restraining Employee from committing or continuing to commit any violations of the covenants contained in this Agreement.

                          Consultant After Termination

         12. Employee agrees that, subsequent to this termination from Company, whether such termination be voluntary or involuntary, and for a continuous period of two years thereafter, his only involvement in the field of public relations and/or marketing of publicly traded companies may be as an independent consultant to the Company. This involvement would consist of Employee forwarding all prospects or potential clients or customers he may generate or come in contact with only to the Company. Moreover, it will be within the Company's sole and absolute discretion as to whether it will accept any such prospect as a customer or client. If Employee elects to render services as an independent consultant to the Company in this field, for this time period and under these conditions, his total compensation and remuneration therefor would consist of 15% of the proceeds of all prospects that he brings to the Company which are accepted by the Company as clients or customers, payable within five (5) business days subsequent to receipt of full and total payment by the Company from any such prospect pursuant to the Company's contract with such prospect, as well as an hourly fee of $250 plus a discretionary (on the part of the Company) bonus.

              Employee acknowledges and agrees that his work, after termination from the Company, as an independent consultant to the Company on the terms and for the period set forth above, is the only method or manner in any way that he may be involved in the field of public relations or marketing of publicly traded companies during such time period.

              Employee hereby acknowledges receipt of the sum of $200, 000 from Company as additional consideration for the specific covenants and agreements made and agreed to by Employee and Company in this section.

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                                   Assignment

         13. The rights and obligations of Company under this Agreement, including the right assigned by Company. Employee may not transfer or assign any of his rights, obligations, covenants or duties set forth herein to any party.

         14. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. In addition, if the scope of any restriction or covenant contained herein should be or become too broad or extensive to permit enforcement thereof to its fullest extent, then such restriction or covenant shall be enforced to the maximum extent permitted by law.

                        Applicable Law And Binding Effect

         15. This Agreement shall be governed by and construed and enforced under the laws of the State of Florida. Exclusive venue for any legal action brought under, or related to, this Agreement shall be in the State Circuit Court in and for Orange County, Florida. Additionally, Employee waives his right to trail by jury.

                            Attorney's Fee And Costs

         16. The parties hereto agree that in the event litigation is instituted seeking enforcement of, arising or resulting from the alleged breach of, or in any other way related to this Agreement (including litigation seeking a construction or declaration of its meaning, terms or effect), the prevailing party in such litigation is entitled to recover from the other party its reasonable attorney's fees, court costs and all other expenses of or pertaining to such litigation.

                                Entire Agreement

         17. This instrument contains the entire agreement of the parties with respect to the subject matter contained herein, and no amendment, modification or waiver of any provision hereto shall be valid unless in writing and signed by all parties hereto.

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